Item 77E - DWS Investment Trust
On December 7, 2010, DWS
Investment Trust (the "Trust") was
named as a defendant in the First
Amended Complaint filed by the
Official Committee of Unsecured
Creditors in the U.S. Bankruptcy
Court for the District of Delaware in
the lawsuit styled Official Committee
of Unsecured Creditors of Tribune
Company, et al., v. Fitzsimons et al.
(the "Lawsuit").  The Lawsuit arises
out of a leveraged buyout transaction
("LBO") in 2007 by which loans
were made to the Tribune Company
to fund the LBO and shares of the
Tribune Company held by
shareholders were tendered for or
were converted to a right to receive
cash.  Following the completion of
the LBO in 2007, the Tribune
Company filed for bankruptcy.  The
Lawsuit seeks to recover all
payments made to the shareholders
in the LBO.  The Lawsuit has been
consolidated in a multi-district
litigation in the United States District
Court for the Southern District of
New York, case no. 12-MC-2296.
The Court has issued a scheduling
order for motions to dismiss based
on certain defenses common to the
defendants, which motions are
scheduled for hearing on March 1,
2013.  All other substantive
proceedings on the Lawsuit are
currently stayed.  Management is
currently assessing the Lawsuit and
has not yet determined the effect, if
any, on any series of the Trust.
DWS S&P 500 Index Fund, the only
fund in the Trust that was the
beneficial holder of shares of the
Tribune Company, has been
reorganized into DWS Institutional
Funds and none of the Trust's
current funds have exposure in the
litigation.


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